EXHIBIT 10.18

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “***”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is effective as of February 14, 2006 (the “Effective Date”), by and between * * *, a Delaware corporation with a principal place of business at * * * (formerly known as * * *) (“* * *”), and Phenomix Corporation, a Delaware corporation with a place of business at 5871 Oberlin Drive, Suite 200, San Diego, CA 92121 (“Phenomix”).

WITNESSETH

WHEREAS, * * * has licensed the * * * Patent Rights, as defined below, from the * * * and Prosidion Limited (collectively, with any other person or entity that shall license the * * * Patent Rights to * * * , the “* * * Licensors”) and has been given the right to grant sublicenses;

WHEREAS, * * * wishes to sublicense * * *’s interests in such * * * Patent Rights within the Phenomix Licensed Field to Phenomix in accordance with, and subject to, the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and understandings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. In addition to those defined terms (indicated by initial capitalization) that are defined in context herein, the following terms shall have the following meanings:

1.1 “Affiliate” shall mean any legal entity, more than fifty percent (50%) of whose outstanding shares or other interests representing the right to vote for the election of directors or other managing authority are, or more than fifty percent (50%) of whose equity interest is, now or hereafter, owned or controlled, directly or indirectly by a person or entity, but only during the duration of such ownership or control.

1.2 “Approval” shall mean, with respect to a country, all authorizations by the appropriate governmental entity or entities necessary for the marketing and commercial sale of a Licensed Product in that country.

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.3 “* * * Licensors” shall mean the Three Party Licensors, Prosidion Limited and any other person or entity that shall license the * * * Patent Rights to * * *.

1.4 “* * * Patent Rights” shall mean any of those patents and patent applications set forth in Schedule I and (i) any divisional, continuation, continuation-in-part (but only to the extent it claims subject matter directed to uses for diabetes or lowering glucose levels), reissue, re-examination, renewal or extension thereof, or any patent issuing therefrom or (ii) any corresponding patent, patent application, utility model, inventor certificate, registration or the like in any country of the world with respect to the foregoing.

1.5 “Authorized Sublicensee” shall have the meaning ascribed to it in Section 2.2.1.

1.6 “Backup Licensed Product” shall mean any Licensed Product wherein the dipeptidyl peptidase-IV inhibiting chemical entity is different from that in the First Licensed Product and is either (a) developed in addition to the First Licensed Product or (b) developed as a replacement for the First Licensed Product or a Backup Licensed Product should such Licensed Product fail to complete successfully clinical studies or fail to obtain an Approval. Phenomix may not initiate development of more than three (3) Backup Licensed Products.

1.7 “Calendar Quarter” means, with respect to the first such Calendar Quarter, the period beginning on the Effective Date and ending on the last day of the calendar quarter within which such Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31; except that the last Calendar Quarter shall end upon the expiration or termination of this Agreement.

1.8 “Confidential Information” shall mean insofar as Phenomix is concerned, all information provided to Phenomix by or on behalf of * * * and identified as confidential at or about the time of disclosure and all information in or concerning patent applications included within the * * * Patent Rights and, insofar as * * * is concerned, all information provided to * * * by or on behalf of Phenomix and identified as confidential at or about the time of disclosure, in all cases with respect to both Phenomix and * * *, other than any information that as of the date of disclosure by one party to the other party: (a) was known to the receiving party as documented in its files; (b) was or thereafter becomes generally available to the public through no fault of the receiving party; or (c) was received by a party from an unrelated third party without any obligation of confidentiality; or (d) as shown by written records, is independently developed by or for the receiving party by persons having no access to or knowledge of such information. Information which is Confidential Information as of the date of disclosure by * * * to Phenomix may cease to be Confidential Information as provided in Section 6.3.

1.9 “First Commercial Sale” shall mean, with respect to any country, the first bona fide arms-length sale of a Licensed Product in any country following receipt, if required, of all regulatory approvals necessary to commence regular, commercial scale sales of the Licensed Product in such country. Any sale prior to receipt of all approvals necessary to commence commercial sales, such as any so-called “named patient sale” or “compassionate use” sale, shall not be a First Commercial Sale.

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.10 “First Licensed Product” shall mean the first Licensed Product that Phenomix develops and commercializes under the Agreement.

1.11 “Follow-on Licensed Product” shall mean any Licensed Product which is the same chemical entity as the First Licensed Product and that is developed as a replacement to the First Licensed Product or as a second generation of the First Licensed Product. For purposes of the Milestone Payments under Section 3.1.2 each Follow-on Licensed Product shall be treated as identical to the First Licensed Product to which it relates, without an obligation to make Milestone Payments previously paid with respect to the First Licensed Product or other Follow-on Licensed Products which relate to the First Licensed Product.

1.12 “Licensed Product” shall mean any product within the Phenomix Licensed Field in a jurisdiction where the making, using, offering for sale or selling of which (were it not for the Patent License) would constitute an infringement of at least one Valid Patent Claim.

1.13 “NDA” means a New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act (21 U. S. C. §352(d)), or Biologics License Application submitted to the Food and Drug Administration, or any successor application or procedure required for Approval to commence sale of a Licensed Product in the United States.

1.14 “Net Sales” shall mean the gross invoice price for Licensed Products, as applicable, sold by Phenomix, its Affiliates or its Authorized Sublicensee to a third party customer less the reasonable and customary accrual-basis deductions from such gross amounts for: (i) normal and customary trade, quantity, cash and other discounts, allowances and credits actually allowed and taken directly with respect to sales of such Products; (ii) credits or allowances actually granted for damaged goods, returns, rejections, recalls, retroactive price reductions of such Products or billing corrections; (iii) sales or similar taxes (including customs or other duties or other governmental charges levied on, absorbed or otherwise imposed directly on the sales of such Products including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount, which are included in billing amount) surcharges, and other governmental charges incurred in connection with the production, sale, transportation, delivery, use, exportation or importation of Licensed Products that are incurred at the time of, and are directly related to, sale; (iv) charge back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; (v) invoiced freight, postage, shipping and insurance, handling and other transportation costs actually incurred; and (vi) rebates (or equivalents thereof) that are granted to or charged by national, state, provincial or local governmental authorities in countries other than the United States. The transfer of Licensed Product by Phenomix or one of its Affiliates to another Affiliate of Phenomix shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by the Affiliate to its third party customer, less the deductions allowed under this Section. Every other commercial use or disposition of Licensed Products by Phenomix or any of its Affiliates in barter or similar transactions shall be considered a sale of such Products at the weighted average Net Sales price for such Products during the preceding quarter.

Net Sales shall include and be deemed to have been made with respect to any Licensed Product that is (a) sold or transferred by Phenomix or an Authorized Sublicensee to any person for commercial purposes or commercially used by Phenomix or an Authorized Sublicensee without being transferred or (b) sold or transferred other than in an arms-length transaction, and Net Sales in each such case shall be deemed to have been made at and shall include a price equal to the weighted average of the prices at which such Licensed Product sold in arms-length transactions during the applicable semi-annual period. With respect to the transfer of any Licensed Product between Phenomix, its Affiliates and any Authorized Sublicensee for resale, the royalties owing hereunder shall be paid solely on the Net Sales of the transferee and not on the initial transfer to such transferee.

The foregoing notwithstanding, Net Sales shall not include, nor shall they be deemed to have been made with respect to any Licensed Product (i) given as a sample to a physician or other person in accordance with applicable FDA regulations; or (ii) transferred to any person for use in bona fide research studies, including without limitation, in vitro testing, animal studies and human studies to determine safety and efficacy.

If a Licensed Product is sold in bulk (as distinguished from packaged in pharmaceutical form) to a party other than an Affiliate or Authorized Sublicensee for resale in packaged or finished form (and is subsequently repurchased by Phenomix, an Affiliate or Authorized Sublicensee), Net Sales shall be calculated by determining the quantity of such Product in packaged pharmaceutical form that would reasonably be produced from the bulk quantity of such Product so sold, and by multiplying such quantity by the average price for such Product in packaged pharmaceutical form during the applicable royalty reporting period.

1.15 “Patent License” shall have the meaning ascribed to it in Section 2.1.

1.16 “Phase II Study” means, as to a particular Licensed Product, a clinical trial in patients in any country having a treatment phase with a duration of at least thirty (30) days conducted to evaluate further the efficacy and safety of a Licensed Product for an indication or indications of use in the patient population with the disease or condition under study, in conformance with the requirements of 21 C.F.R. 312.21(b) (or any successor or substitute provision) or similar foreign requirements.

1.17 “Phase III Study” means, as to a particular Licensed Product, a clinical trial in patients in any country conducted to evaluate further the efficacy and safety of a Licensed Product in order to assess the overall benefit-risk relationship of the Licensed Product and to provide an adequate basis for physician labeling, in conformance with the requirements of 21 C.F.R. 312.21(b) (or any successor or substitute provision) or similar foreign requirements.

1.18 “Phenomix Intellectual Property” shall mean any intellectual property owned or controlled by Phenomix that covers a Licensed Product.

1.19 “Phenomix Licensed Field” shall mean all compositions for use in diabetes or lowering glucose levels wherein the dipeptidyl peptidase-IV inhibiting chemical entity is described by the following general formula: * * *

wherein R represents a * * *, and which * * *. The general formula above includes the * * * version of the chemical entity, where the chemical entity is * * * and * * *. The compositions may be pharmaceutical formulations or salts of the chemical entity described by the general formula above.

1.20 “Royalty Period” shall mean the period commencing with the First Commercial Sale and ending (unless sooner terminated) upon the expiration of the last to expire Valid Claim on a country-by-country basis.

1.21 “Start” shall mean, in reference to a clinical study, the earlier of the approval by an Institutional Review Board or equivalent thereof in any country or the commencement of patient enrollment.

1.22 “Territory” shall mean throughout the world.

1.23 “Three Party Licensors” shall mean the * * *.

1.24 “Valid Patent Claim” shall mean either (a) a claim of an issued and unexpired patent included within the * * * Patent Rights, which claim has not been held permanently revoked or declared unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction which is unappealable or unappealed within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the * * * Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or the refiling of said application.

2. License Grants; Restrictions; Release.

2.1 Patent License. Subject to the terms of this Agreement, * * * hereby grants to Phenomix, during the Term (as defined in Section 11.1) only, a royalty-bearing, non-exclusive sublicense under the * * * Patent Rights, to make, have made, use, offer for sale, sell and import Licensed Products in the Phenomix Licensed Field in the Territory (the “Patent License”).

2.2 Limited Right to Grant Sublicenses. Subject to the terms of this Agreement, Phenomix shall have the right, during the Term only, to grant the following sublicense only:

2.2.1 Sublicense to parties which simultaneously take a license to the Phenomix Intellectual Property to make, have made, use, offer for sale or sell, during the Term only, Licensed Products in the Phenomix Licensed Field in the Territory, provided, however, that (a) the sublicense is in writing and (b) the terms and provisions of Exhibit A hereto shall apply to

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

any sublicense by Phenomix of any of the rights granted to it hereunder and Phenomix shall comply with such Exhibit A in connection therewith (such party after full compliance with clauses (a) and (b) of this Section 2.2.1 shall be termed an “Authorized Sublicensee”).

2.3 No Other Rights. Phenomix acknowledges and agrees that Phenomix acquires and has no rights in or to the * * * Patent Rights or any other intellectual property right of * * * or the * * * Licensors, by implication, estoppel or otherwise, other than the licenses and rights expressly granted in Sections 2.1 and 2.2.

3. Payments; Reports; Audit Rights.

3.1 License Payments. In consideration of the licenses and rights granted to Phenomix under Article 2, Phenomix shall pay to * * * the following amounts (collectively, the “License Payments”):

3.1.1 Initial Payment. Phenomix shall pay an Initial Payment of Two Million Five Hundred Thousand Dollars (US$2,500,000) to * * * on or before the Effective Date.

3.1.2 Milestone Payments.

(a) Except for the First Milestone listed in the table below, which shall be paid no later than December 31, 2006, Phenomix shall pay the following amounts to * * * within thirty (30) days after a milestone listed in the table below (collectively, the “Milestones”) has been achieved during the Term for the First Licensed Product:

Milestone	Payment
At the earlier of the Start of a Phase II Study in any country or December 31, 2006 (the “First Milestone”)	Two Million Five Hundred Thousand Dollars (US$2,500,000).
At the Start of a Phase III Study in any country (the “Second Milestone”)	Two Million Five Hundred Thousand Dollars (US$2,500,000).
Upon * * * (the “Third Milestone”)	* * * Dollars (US$* * *).
At the earlier of * * * (the “Fourth Milestone”)	* * * Dollars (US$* * *).

(b) Phenomix shall pay fifty percent (50%) of each of the amounts listed in the foregoing table to * * * within thirty (30) days after a Milestone listed in foregoing table has been achieved during the Term for any Backup Licensed Product that has been developed in addition to the First Licensed Product. A payment of fifty percent (50%) of the Initial Payment for each such additional Backup Licensed Product shall be due within thirty (30) days upon initiation of development of such Backup Licensed Product. Phenomix may not initiate development of more than three (3) Backup Licensed Products.

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(c) Phenomix shall make payments with respect to any Backup Licensed Product that is developed as a replacement to the First Licensed Product, should such Licensed Product fail to complete successfully clinical studies or fail to obtain an Approval, with respect to all Milestones for such Backup Licensed Product that have not been previously achieved and paid for by for the Licensed Product that such Backup Licensed Product replaces. Milestone payments that would have been due on the Licensed Product replaced by such Backup Licensed Product are to be paid thirty (30) days after a Milestone listed in the table above has been achieved. Phenomix may not initiate development of more than three (3) Backup Licensed Products.

(d) Phenomix shall at all times keep * * * informed of development activities and provide quarterly updates so that * * * can determine when a Milestone has been achieved. In addition to such updates, Phenomix shall inform * * * promptly when a Milestone has been achieved.

3.1.3 Royalty Payments.

(a) Single Agent Product. Phenomix shall pay to * * * a royalty of * * * percent (* * *%) of the Net Sales of Licensed Products by Phenomix, its Affiliates and its Authorized Sublicensees during each Calendar Quarter during the Term within sixty (60) days of the end of the applicable Calendar Quarter.

(b) Combination Product. If any Licensed Product shall be sold in any combination which, by virtue of being a combination, would infringe any Valid Claim of the * * * Patent Rights, then the gross invoice price for purposes of computing Net Sales attributable to the sale of such combination shall be the entire gross invoice price of the combination.

If any Licensed Product shall be sold by Phenomix or any of its Affiliates or Authorized Sublicensees in a combination which, by virtue of being a combination, would not infringe any Valid Claim of the * * * Patent Rights, then the gross invoice price for purposes of computing Net Sales shall be determined as follows:

1. If there are Licensed Products or other products comprising branded prescription dipeptidyl peptidase-IV inhibitors being sold as single agent products for type II diabetes or glucose lowering, then the gross invoice price shall be deemed to be the weighted average wholesaler acquisition cost of all branded prescription dipeptidyl peptidase-IV inhibitors being sold as single agent products for type II diabetes or glucose lowering as shown in First Data Bank or any other nationally recognized third party pricing database as of the midpoint of the relevant quarter. The weighted average calculation will be based on total

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

prescriptions (“TRx”) of all strengths and products within the relevant quarter as reported by IMS or any other nationally recognized third party prescription reporting database. If either or both third party databases (prescription and pricing) are no longer available, then all relevant parties agree to determine an appropriate method for calculation of the portion of the gross invoice eligible for the royalty.

2. If there are no Licensed Products or other products comprising branded prescription dipeptidyl peptidase-IV inhibitors being sold as single agent products for type II diabetes or glucose lowering, then the gross invoice price in connection with such combination sale shall be deemed to represent * * * percent (* * *%) of the gross invoice price of the combination in the relevant sale.

The gross invoice price for non-U.S. sales of Licensed Products sold in a combination which, by virtue of being a combination, would not infringe any Valid Claim of the * * * Patent Rights will be determined using the methodology above, with the third party databases appropriate for the country of sale to be reasonably determined by the parties.

3.2 No Stacking Royalties. Phenomix, its Affiliates and its Authorized Sublicensee shall not reduce the royalties owing to * * * on Net Sales of any Licensed Product in any country by the amount of any royalty paid to a third party.

3.3 Payment Terms. All License Payments shall be paid in United States dollars by wire transfer of immediately available funds to such account as * * * may specify in writing to Phenomix from time to time in accordance with the provisions of Section 13.4, without request or invoice therefor. All License Payments due hereunder shall be deemed received when funds are credited to * * *’s account at a bank designated by * * *, provided that * * * has so designated a receiving bank no less than ten (10) days prior to the date a payment is due. Each License Payment shall be accompanied by a written report summarizing the basis for calculating the License Payment, including, without limitation, the Net Sales of all Licensed Products, showing unit prices and quantities of each sold or deemed to be sold by Phenomix and its Authorized Sublicensee worldwide during the applicable Calendar Quarter. Each such written report shall be certified by the Chief Financial Officer (or his designated agent) of Phenomix as being true, correct and complete. The conversion of any foreign currency into United States dollars shall be made based upon the applicable exchange rate therefor published in The Wall Street Journal on the first business day following the conclusion of the applicable Calendar Quarter.

3.4 Business Records; Audit Rights. Phenomix shall make and maintain such commercially reasonable business records, including, without limitation, customer invoices and other sales documentation, as may be necessary to calculate the royalties due and owing for each

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

applicable calendar year under this Agreement for a period expiring on the third anniversary of the end of each the calendar year to which such records relate. During the Term and for a period of one (1) year thereafter, * * * and the * * * Licensors each shall have the right to designate an independent auditor reasonably acceptable to Phenomix, which auditor shall have the right, not more frequently than once per calendar year, on at least ten (10) business days’ prior written notice, to inspect, copy and audit such business records of Phenomix, during regular business hours at Phenomix’s principal place of business, in order to verify the amount of royalties due under this Agreement. Nothing in this Agreement shall be interpreted to allow for more than a total of one audit per year, regardless of which of * * * or the * * * Licensors initiates the audit. * * * and the * * * Licensors agree that any information disclosed or provided to * * * or the * * * Licensors by the auditor relating to Net Sales of Licensed Products by Phenomix shall be deemed to be confidential information of Phenomix and shall be treated and maintained by * * * and the * * * Licensors in the same manner that Phenomix is obligated to treat and maintain Confidential Information of * * * and the * * * Licensors pursuant to Section 6 of this Agreement. In the event that any such audit reveals an underpayment of any License Payment, then Phenomix shall pay * * * the amount owed, together with interest thereon in accordance with Section 3.5, within ten (10) business days of Phenomix’s receipt of a written notice identifying such underpayment. In the event that any such underpayment is greater than * * * percent (* * *%) of the License Payments owed to * * * during the period covered by the audit, then Phenomix shall pay all reasonable costs of the audit, including reasonable fees of the auditor, within ten (10) business days of Phenomix’s receipt of an invoice from * * * or the * * * Licensors therefor. No period shall be subject to audit under this Section 3.4 more than once, regardless of which of * * * or the * * * Licensors initiates the audit.

3.5 Net Sales True-Up Payment. Within one hundred eighty (180) days following the end of each calendar year during the Term, Phenomix shall determine the actual cash paid, allowances or credits issued and write-offs taken related to its recorded gross sales in the Territory to third parties that occurred during such calendar year. In the event that the amount of such actual deductions is less than the amount of the deductions Phenomix accrued in accordance with its accounting practices, then Phenomix shall pay * * * percent (* * *%) of the difference between the actual deductions and the accrued deductions to * * * within thirty (30) days. In the event that the amount of such actual deductions is greater than the amount of the deductions Phenomix accrued in accordance with its accounting practices, then * * * shall refund * * * percent (* * *%) of the difference between the accrued deductions and the actual deductions to Phenomix within thirty (30) days.

3.6 Late Payments; No Refunds. Phenomix shall pay interest on any late payments at a rate equal to the lesser of (a) * * * percent (* * *%) per month and (b) the maximum rate of interest allowable under applicable law. All License Payments shall be non-refundable and shall be made without set-off, deduction or counterclaim. If a Licensed Product fails to complete successfully clinical studies or to obtain an Approval, or should Phenomix initiate development of a Backup or Follow-on Licensed Product, no License Payments on such failed Licensed Product, or any other previous Licensed Product, shall be refunded to Phenomix.

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

3.7 Taxes. Phenomix shall be responsible for, and shall pay and reimburse * * * for, all applicable state, local, federal and governmental taxes, duties or charges or any kind that may be levied upon * * * in connection with this Agreement, including, without limitation, excise, sales, use, property, license, value-added, withholding or similar taxes, customs or other import duties and other taxes, tariffs and duties, except for taxes imposed on * * *’s net income or right to do business. If any payments to * * * are subject to deduction or withholding for any taxes or charges imposed by any government taxing authority (other than in respect of * * *’s net income or right to do business), such payments shall be grossed-up to provide * * * the same amount after such deduction or withholding as it would have received without the imposition of such tax or charge. * * * agrees to co-operate with Phenomix to recover any such deductions or withholdings.

4. Representations and Warranties; Disclaimers.

4.1 Representations and Warranties of * * *. * * * represents, warrants and covenants to Phenomix as follows:

4.1.1 * * * is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware with corporate power and authority adequate for executing, delivering, and performing its obligations under this Agreement;

4.1.2 The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of * * *;

4.1.3 * * * has entered into licenses with the * * * Licensors and is authorized to grant further licenses thereunder, including, with the consent of the Three Party Licensors, which has been obtained, the license granted to Phenomix herein;

4.1.4 * * * has not received written notice of any pending or threatened litigation that alleges that the * * * Patent Rights are invalid or unenforceable;

4.1.5 This Agreement has been duly executed and delivered by * * * and is a legal, valid and binding obligation of * * *, enforceable against * * * in accordance with its terms;

4.1.6 The execution, delivery and performance of this Agreement do not and will not conflict with or contravene any provision of the charter document or by-laws of * * * or any agreement, document, instrument, indenture or other obligation of * * * and, to the best knowledge of * * *, do not conflict with any rights of third parties.

4.2 Representations and Warranties of Phenomix. Phenomix represents, warrants and covenants to * * * as follows:

4.2.1 Phenomix has the full right and power to enter into this Agreement, the execution, delivery and performance of this Agreement by Phenomix has been duly authorized by all necessary corporate action, and this Agreement evidences legal, valid and binding obligations of Phenomix, enforceable against Phenomix in accordance with its terms;

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

4.2.2 Development of the First Licensed Product is currently underway, and Phenomix has no reason to believe that clinical development of the First Licensed Product will terminate prior to the commencement of a Phase II Study.

4.3 Disclaimer of Warranties By * * *. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.1, * * * AND THE * * * LICENSORS MAKE NO REPRESENTATIONS, EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PURPOSE), AND ASSUME NO RESPONSIBILITIES WHATSOEVER, WITH RESPECT TO THE * * * PATENT RIGHTS OR THE USE THEREOF, OR THE MANUFACTURE, POSSESSION, USE, MARKETING, SALE, OR OTHER DISPOSITION BY PHENOMIX, OR OF LICENSED PRODUCT(S) OR ANY OTHER PRODUCTS OR SERVICES, EXCEPT ONLY AS EXPRESSLY STATED BELOW IN THIS ARTICLE. Without limitation of the foregoing generality, nothing contained herein or in any disclosure of the * * * Patent Rights made by or on behalf of * * * shall be construed as extending any representation or warranty with respect to the * * * Patent Rights or Licensed Products or the results to be obtained by the use of the * * * Patent Rights or any Licensed Products or that anything made, used, or sold by use of the * * * Patent Rights or any part thereof, alone or in combination, will be free from infringement of patents or other rights of third parties. EXCEPT AS SET FORTH IN THE NEXT SENTENCE, NONE OF * * *, PHENOMIX AND THE * * * LICENSORS SHALL BE LIABLE TO EACH OTHER, THEIR RESPECTIVE AFFILIATES, OR ANY OTHER PARTY, REGARDLESS OF THE FORM OR THEORY OF ACTION (WHETHER CONTRACT, TORT, INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER EXTRAORDINARY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE * * * PATENT RIGHTS, THE LICENSED PRODUCTS, OR ANY PRODUCTS OR SERVICES FURNISHED OR NOT FURNISHED BY ANY SUCH PARTY, EVEN IF ADVISED OF THE POSSIBILITY THEREOF. For the avoidance of doubt, the foregoing limitation on liability for special, incidental, consequential, punitive, or other extraordinary damages shall not be construed to limit the liability of Phenomix under Section 9.1 or of either Phenomix or * * * under Section 6.1.

Phenomix agrees that all warranties, if any, in connection with the use, sale or other disposition of any Licensed Products by Phenomix or its Affiliates will be made by them and will not directly or impliedly obligate * * * and the * * * Licensors.

5. Patent Prosecution.

5.1 Patent Prosecution of * * * Patent Rights. Phenomix acknowledges and agrees that Phenomix shall have no control over any part of the preparation, filing, prosecution or maintenance of any of the * * * Patent Rights; that the * * * Licensors have sole and unfettered

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

control over the preparation, filing, prosecution and maintenance of the * * * Patent Rights; and that all determinations regarding the preparation, filing, prosecution and maintenance of the * * * Patent Rights shall be made only by the * * * Licensors, in their sole judgment, subject to the obligations of the * * * Licensors to * * *, including, without limitation, the obligation to cooperate with * * *, and keep * * * informed, with respect to such prosecution and maintenance.

6. Confidentiality.

6.1 Limitations on Use and Disclosure. Each party agrees to treat all Confidential Information disclosed to it by the other as confidential, and to use and disclose the same only for the purposes of exercising its rights and performing its responsibilities pursuant to this Agreement. Each of Phenomix and * * * agrees that it will exercise every reasonable precaution to prevent the disclosure of the other’s Confidential Information by any of its directors, officers, employees or agents to other parties, other than to Affiliates. Any Confidential Information disclosed to Affiliates shall be disclosed on the basis of and subject to the confidentiality provisions of this Agreement. The parties agree to limit the disclosure of each other’s Confidential Information to individuals who have a need to know for purposes of this Agreement and who have been instructed on the terms of this Agreement and have agreed to comply with those terms both on behalf of their employers and as individuals. Each party agrees to be responsible for all such compliance and failures thereof by persons to whom it has disclosed the other party’s Confidential Information.

6.2 Press Releases. It is understood that one or both of * * * and Phenomix may desire to issue a press release announcing the signing of this Agreement or Phenomix’s proposed activities hereunder. Prior to publication of any such press release by * * * or Phenomix, the releasing party shall provide a copy of such release to the non-releasing party, and provide such party 3 days in which to give comments. Neither * * * nor Phenomix may issue a press release containing the names of the parties and/or the financial terms of this Agreement without the written consent of the non-releasing party after its review and approval of the text and timing of such press release.

6.3 Cessation. Any information which is Confidential Information at the date of disclosure thereof shall cease to be Confidential Information, and Phenomix and * * * and their respective Affiliates shall be released from the provisions of Section 6.1 as to such information on the date that (a) through no act or omission on the part of the receiving party or its Affiliates, such information was or thereafter becomes generally available to the public, (b) the same information is received by the receiving party from an unrelated third party who has no obligation of confidentiality to the disclosing party, or (c) the same information is independently developed by persons having no access to or knowledge of the Confidential Information. The royalties due to * * * hereunder with respect to Net Sales shall not in any way be reduced or otherwise adversely affected by reason of any information ceasing to be Confidential Information or failing to have the characteristics of Confidential Information as defined herein.

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

6.4 Effectiveness; Time Limit. The provisions of this Article 6 shall continue to apply to any information which is Confidential Information for so long as it shall remain such, notwithstanding any termination of this Agreement or the Patent License or the Term, provided, however, that the obligations of confidentiality under this Article shall in any event expire and cease to exist five (5) years after the date hereof.

7. Non-Use of Names.

7.1 Names of the Parties. Phenomix agrees that it will not use the name of * * *, the * * * Licensors or of any other owner or licensee of any of the * * * Patent Rights (collectively a “Protected Person” hereunder) or any variant of a Protected Person’s name, or use any insignia of any Protected Person, or identify a Protected Person as a party to this Agreement, or as a participant in inventing the inventions within the * * * Patent Rights in any form of publicity or disclosure, including, without limitation, in any advertising or promotional sales literature, without the prior express written consent of such Protected Person, which consent may be withheld or withdrawn by such Protected Person in its complete and uncontrolled discretion for any reason whatsoever and at any time or times. However, notwithstanding the foregoing, no Protected Person shall make any objection to Phenomix’s making such other disclosures as in the reasonable opinion of legal counsel to Phenomix are required as a matter of law, regulation or practice and such general descriptions of this Agreement as may be desired by Phenomix for purposes of obtaining financing (including grants from governmental authorities) or as may be reasonably determined by Phenomix to be necessary for the conduct of its business (other than in connection with advertising or sales promotion). Phenomix shall impose and enforce the requirements of this Article on its Affiliates.

8. Compliance with Laws.

8.1 Export Controls. Phenomix shall comply, and shall cause its Authorized Sublicensee to comply, with all applicable United States laws and regulations relating to the export of certain commodities and technical data with regard to the * * * Patent Rights and Licensed Products.

8.2 Other Laws. Phenomix shall comply with, and shall use reasonable efforts to ensure that its Authorized Sublicensee comply with, all applicable patent marking laws, rules, and regulations and all other laws, rules, and regulations of governmental authorities applicable to any of their respective activities contemplated by this Agreement, and all desirable industry practices, in connection therewith, including, without limitation, any appropriate products labeling and safety recommendations of trade associations or governmental authorities.

9. Indemnification; Infringement Actions.

9.1 Phenomix shall defend, indemnify and hold harmless * * *, the * * * Licensors and any director, trustee, officer, employee, agent or Affiliate of * * * or the * * * Licensors (each, an “Indemnified Person”) from and against any and all liabilities, losses, obligations, damages, costs and expenses (including reasonable attorney’s fees) of any kind incurred by any such

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Indemnified Person (“Losses”), which arise out of or in connection with or are for the purpose of avoiding or settling any and all third party claims, demands, actions, causes of actions, suits, appeals or proceedings (“Claims”) based on any actual or alleged injuries, damages or liabilities of any kind whatsoever — excluding with respect only to * * *, the * * * Licensors and their respective officers, directors, employees, agents and Affiliates, Claims based on allegations of infringement of third party property rights by the * * * Patent Rights — arising, directly or indirectly, out of (i) the design, manufacture, sale or other disposition of any Licensed Products by Phenomix, its Affiliates or sublicensees or out of the use thereof or out of the presence of Phenomix’s employees or agents on the premises of any Indemnified Person; (ii) any negligent or willful act or omission of Phenomix, its directors, officers, employees, agents or any of its Affiliates, sublicensees, or any third party acting under the direction or control of Phenomix, (iii) the breach of any provision, term, covenant, warranty or representation made by Phenomix in this Agreement; or (iv) any violation of applicable law, rule or regulation by Phenomix, its directors, officers, employees, agents or any of its Affiliates, sublicensees, or any third party acting under the direction or control of Phenomix.

9.2 Indemnification Provisions. An Indemnified Person shall promptly after receipt of notice of any Claim notify indemnifying party in writing of said Claim and provide to such indemnifying party copies of all papers served on the Indemnified Person, provided, however, that an Indemnified Person’s failure to so notify the indemnifying party shall not relieve such party of its obligations to the Indemnified Party pursuant to Section 9.1, except to the extent that such delay materially compromises such party’s ability to adequately defend such Claim. The indemnifying party shall have the right to retain counsel of its choosing (reasonably acceptable to the Indemnified Person) and shall control the defense and settlement of any Claim, provided, however, that the indemnifying party shall not have the right to make any settlement or take any other action which would be deemed to confess wrongdoing by any Indemnified Person, could reasonably be expected to have a negative effect on the reputation of any Indemnified Person, or provides for injunctive or other non-monetary relief adverse to the continuing interest of any Indemnified Person, without the prior written consent of the Indemnified Person involved. An Indemnified Person shall cooperate fully in the defense of any Claim and may participate in the defense with counsel of such Indemnified Person’s choosing, such separate counsel to be at the Indemnified Person’s expense unless an ethical conflict of interest exists between Phenomix and the Indemnified Person with respect to the defense, in which case separate counsel for the Indemnified Person shall be at the indemnifying party’s expense.

9.3 Infringement Actions.

9.3.1 Phenomix shall inform * * * promptly in writing of any alleged infringement of the * * * Patent Rights by a third party, including all details then available. * * * shall have the sole right, in its exclusive and unfettered discretion, but shall not be obligated, to prosecute at its own expense any such infringement. * * * may join Phenomix as a plaintiff in any such infringement suit at * * *’s expense. Phenomix shall cooperate in all reasonable respects, including, to the extent possible, obtaining the testimony of its employees and making available physical evidence in the possession of that party.

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

9.3.2 If any declaratory judgment or other legal action alleging invalidity or non-infringement of any of the * * * Patent Rights shall be brought against Phenomix (solely or together with * * *), * * *, in its exclusive and unfettered discretion, may assume the sole defense of the action at its expense. Phenomix shall cooperate in all reasonable respects, including, to the extent possible, obtaining the testimony of its employees and making available physical evidence in the possession of that party, but shall have no obligation to otherwise defend any such action or to pay any of the costs related thereto.

9.3.3 Proceeds in any legal action shall belong exclusively to * * * and the * * * Licensors.

9.3.4 Phenomix, its Affiliates and its Authorized Sublicensees shall place appropriate * * * Patent Rights patent and/or patent pending markings on the Licensed Product, or the packaging or labeling therefor. The content, form, size, location and language of such markings shall be in accordance with the laws and practices of the country in which the applicable units of Licensed Product are distributed.

9.3.5 Phenomix, its Affiliates and its Authorized Sublicensee shall not list any of the * * * Patent Rights for any Licensed Product in the Orange Book or foreign equivalent thereof.

10. Diligence Obligations of Phenomix.

10.1 Phenomix covenants and agrees to use commercially reasonable efforts to develop the Licensed Products and to effect the introduction of Licensed Products into the commercial market in the Territory as soon as reasonably practical, consistent with sound and reasonable business practices and judgments.

11. Term and Termination.

11.1 Term of Agreement. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until the expiration of the last to expire of any Valid Patent Claim, or until it is terminated by Phenomix upon thirty (30) days written notice, subject to the further rights of termination hereinafter set forth.

11.2 Events. The Patent License granted hereunder may be terminated by * * * pursuant to one of the following subsections:

11.2.1 Payment Default. If Phenomix shall fail after thirty (30) days written notice from * * * to pay to * * * any royalties or other payments due and payable hereunder, * * * may terminate the Patent License and * * *’s obligations hereunder by written notice to Phenomix.

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

11.2.2 Material Default. If Phenomix shall fail in any material way to perform any other agreement required to be performed by Phenomix under this Agreement, or if any Affiliate shall be in material breach of any conditions or obligations affecting * * * and compliance with which Phenomix is responsible for hereunder, or if any representation or warranty of Phenomix contained in this Agreement shall prove to have been inaccurate or misleading in any material way when made (referred to collectively and individually as a “material default”), and Phenomix has not cured such material default within sixty (60) days after * * * has given it written notice thereof then, without limitation of and in addition to any and all other rights and remedies available to * * * with respect to such material default, * * * may terminate the Patent License and * * *’s obligations hereunder by written notice to Phenomix. If Phenomix can demonstrate to * * *’s reasonable satisfaction that any such material default is not curable within such sixty (60) day period, * * * shall grant Phenomix a reasonable extension to the cure period, provided that Phenomix demonstrates diligent efforts to cure any such material default.

11.3 Effects. Upon termination of the Patent License for any reason, nothing herein shall be construed to release Phenomix from any obligations hereunder, but all rights of Phenomix, its Affiliates and its Authorized Sublicensees to make, use, or sell, and to have made, used or sold, Licensed Products, or to practice and use the * * * Patent Rights shall cease immediately, except that Phenomix its Affiliates and its Authorized Sublicensees may, after the effective date of such termination, sell all Licensed Products that they may have on hand at the date of termination, and may complete manufacture of Licensed Products then in the process of manufacture and sell them, provided that they pay all royalties due thereon with respect to Net Sales, as provided in this Agreement.

11.4 Survival. In addition to those provisions which by their very nature are intended to survive any expiration or termination of this Agreement, the following provisions shall survive any expiration or termination of this Agreement: Sections 3, 4.3, 6, 7, 9, 12, 13 and this Section 11.

11.5 * * * Licensors. In the event that one or more of the * * * Licensors terminate their agreements with * * * that granted rights sublicensed to Phenomix under this Agreement, * * * shall use reasonable commercial efforts to assist Phenomix in entering into direct licenses with such * * * Licensors.

12. Dispute Resolution

12.1 Negotiation. In the event of any dispute or disagreement between * * * and Phenomix as to the interpretation of any provision of this Agreement or the performance of any obligations hereunder, the matter, upon written request of either party, shall be referred to a senior executive officer of each party (the “Senior Officers”). The Senior Officers shall promptly meet in a good faith effort to resolve the dispute. If the Senior Officers do not agree upon a decision within thirty (30) calendar days of the date the matter was referred to them, each of * * * and Phenomix shall be free to exercise the remedies available to it under Section 12.2 below.

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

12.2 Submission to Arbitration. If * * * and Phenomix are unable to resolve a dispute pursuant to Section 12.1, the dispute shall be submitted to binding arbitration to be conducted in the vicinity of the defending party before either (if applicable under Section 12.2.1) one (1) arbitrator or a panel of three (3) arbitrators (each, an “Arbitrator”) in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect and the further procedures set forth in this Article 12. Each Arbitrator shall have at least fifteen (15) years of experience in the field of biochemistry.

12.2.1 Efforts to Choose Single Arbitrator. The parties shall use commercially reasonable efforts to agree upon and appoint, in accordance with the Commercial Arbitration Rules of the AAA, a single arbitrator who is acceptable to both parties in order to resolve conclusively the dispute.

12.2.2 Applicable Rules. In the event of any conflict between the Commercial Arbitration Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

12.2.3 Commencement of Arbitration. Either * * * or Phenomix may commence an arbitration by filing a written submission with the Boston office or the San Diego office of the AAA, as the case may be, in accordance with Rule 4 (or any successor provision) of the Commercial Arbitration Rules and the other shall respond in accordance with said Rule 4 (or any successor provision). If the parties are unable to agree upon a single Arbitrator (as provided in Section 12.2.1), each of * * * and Phenomix shall select one Arbitrator from the list of persons knowledgeable in patent and biochemistry matters provided by the AAA consistent with Rule 11(a) (or any successor provision) and the two (2) Arbitrators so chosen (or the AAA) shall jointly select a third person knowledgeable in patent and biochemistry matters in accordance with Rule 13 (or any successor provision). The Arbitrators shall be familiar with and experienced in matters relating to patents and the field of biochemistry.

12.3 Applicable Law. The substantive law to be applied in the arbitration shall be (a) with respect to disputes involving matters other than patent rights, the internal laws of the State of Massachusetts and (b) with respect to disputes involving patent rights in any jurisdiction, the patent laws of the applicable jurisdiction. Any award rendered by the Arbitrators shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any state or federal court of competent jurisdiction.

12.4 Limitations on Authority of Arbitrators. The Arbitrators shall have no power or authority, under the Commercial Arbitration Rules or otherwise, to (a) modify or disregard any provision of this Agreement, (b) address or resolve any issue not submitted by the parties, or (c) award any damages other than compensatory damages, and the Arbitrators are specifically precluded from awarding consequential, punitive or exemplary damages other than expressly permitted by this Agreement.

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

12.5 Costs and Expenses. In connection with any arbitration proceeding pursuant to this Agreement, unless the Arbitrators shall determine otherwise, each party shall bear its own costs and expenses. Notwithstanding the foregoing, each of * * * and Phenomix shall be responsible for one half ( 1/2) of the fees and costs of the AAA and the Arbitrators, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrators may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties.

12.6 Interim Relief; Recourse to Courts. Notwithstanding the applicability of the AAA’s Emergency Interim Relief Procedures or any successor procedures thereto, a party may initiate an action in a court of competent jurisdiction located in New York and may seek interim measures (including, without limitation, a temporary restraining order or preliminary injunction) necessary to protect the interests of such party pending the outcome of the arbitration. In such case, the court shall be free to act on all requests for interim measures from time to time, but shall stay the action in all other respects pending the arbitration (which the court may compel). If any such action is still pending at the time of the Arbitrators’ Award, either party may apply to such court for entry of judgment on, and enforcement of, the Arbitrators’ Award, including, without limitation, any equitable relief awarded by the Arbitrators.

12.7 Arbitration Remedy Exclusive. Except as provided in Section 12.6 (with respect to interim relief), the parties acknowledge and agree that arbitration pursuant to Section 12.2 is the exclusive remedy available to the parties with respect to any dispute, disagreement, claim or controversy arising out of or relating to this Agreement that cannot be resolved through negotiation among the parties.

12.8 Submission to Courts.

12.8.1 Recourse to courts is limited as expressly provided in Sections 12.6 and 12.7. The provisions of Section 12.8.2 shall apply with respect to such access to courts as is consistent with Sections 12.6 and 12.7.

12.8.2 Each of * * * and Phenomix hereby irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of courts located in New York for any actions, suits or proceedings arising out of or relating to this Agreement (and covenants and agrees not to commence any such action, suit or proceeding except in such courts), (b) waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any court located in New York, (c) stipulates to the convenience, efficiency and fairness of proceeding in such courts, and (d) covenants not to assert any objection to proceeding in such courts based on any alleged lack of jurisdiction or any alleged inconvenience, inefficiency or unfairness of such courts.

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

13. General.

13.1 Third Party Beneficiary; Enforceability of License Agreements with * * * Licensors. Phenomix and * * * mutually agree that the * * * Licensors are and shall be a third party beneficiaries of Phenomix’s obligations and * * *’s rights under this Agreement for purposes of Sections 3.4, 3.5, 4.3, 6, 7, 8, 9, 10 and this Section 11 and shall have the right to enforce, and to institute any action to enforce and/or to seek legal and equitable remedies in the event of any actual or threatened breach of, any of the provisions thereof as though and to the same extent as if the * * * Licensors were a party hereto.

13.2 Entire Agreement; Amendment; Waiver. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties. Any amendment to or modification of this Agreement must be in writing signed by a duly authorized officer of each party. No provision of this Agreement may be waived except in a writing signed by an authorized representative of the party against whom the waiver is sought to be enforced. A waiver by a party hereto of any provision of this Agreement shall not be construed to be a waiver of any succeeding breach thereof or of any other provision hereof.

13.3 Governing Law; Forum. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws principles.

13.4 Notices. Any notice or report required or permitted to be given to a party under this Agreement shall be deemed to have been sufficiently given for all purposes if personally delivered, or sent by reputable international courier with established tracking capability and marked for delivery within two (2) business days, as follows:

In the case of Phenomix to:

Phenomix Corporation

5871 Oberlin Drive, Suite 200

San Diego, CA 92121

Attention: Chief Business Officer

with a copy to:

Heller Ehrman LLP

4350 La Jolla Village Drive

7th Floor

San Diego, CA 92122

Attention: Richard A. Kaufman, Esq.

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

In the case of * * * to:

* * *

* * *

Attn: * * *

With a copy to:

Peter M. Rosenblum, Esq.

Foley Hoag LLP

Seaport World Trade Center West

155 Seaport Blvd.

Boston, MA 02210

Either party may change the person or address to which any notice is to be given by providing written notice to the other party of such change in accordance with this Section 13.4.

13.5 Assignment. Except as expressly provided herein, Phenomix may not delegate, assign, sublicense or otherwise transfer the benefit of this Agreement, or any of its rights or obligations hereunder, to any third party without * * *’s prior written consent, provided, however, that Phenomix may assign this Agreement, together with all of its rights and obligations hereunder, without the prior written consent of * * * to any acquirer of all or substantially all of the stock, assets or business of Phenomix to which this Agreement relates in any merger, consolidation, sale of all or substantially all of Phenomix’s assets or other similar business combination, provided that such acquirer agrees in a writing delivered to * * * to be bound by all of the obligations of the assigning party set forth in this Agreement. Any attempted assignment in violation of this Section 13.5 shall be null and void. Subject to this Section 13.5, the rights and liabilities of the parties under this Agreement shall inure to the benefit of and bind the parties’ respective successors and permitted assigns.

13.6 Force Majeure. Neither party shall be liable for any delay in performing or failure to perform, in whole or in part, its obligations under this Agreement (other than a delay in or failure to make a payment thereunder) due to factors beyond such party’s reasonable control, including, without limitation, strike, labor disputes, act of war, civil commotion, act of public enemy, fire, flood or act of God, provided, however, that such party makes diligent efforts to overcome any such factor and that the delay is no longer than that caused by such factor.

13.7 Severability. If any provision of this Agreement is determined to be invalid, illegal or otherwise unenforceable, then such provision shall instead be construed to give effect to its intent to the maximum extent possible, and the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. If, after application of the immediately preceding sentence, any provision of this Agreement is determined to be invalid, illegal or unenforceable.

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

13.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to be one instrument. Each party to this Agreement may rely on a facsimile signature on any counterpart to this Agreement, and each party shall, if any other party so requests, provide an originally signed copy of any counterpart to this Agreement to such other party. Section headings used herein are provided for convenience and are not to be used in construing this Agreement.

IN WITNESS WHEREOF, the parties have caused this License Agreement to be executed by their duly authorized representatives as of the date(s) indicated below.

* * *		PHENOMIX CORPORATION

By:	* * *	By:	/s/ Chris Burnley
Name:	* * *	Name:	Chris Burnley
Title:	President and CEO	Title:	EVP & Chief Business Officer
Date:	Feb. 14, 2006	Date:	2-14-06

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Exhibit A

PHENOMIX SUBLICENSES

Sublicenses related to the * * * Patent Rights granted to third parties by Phenomix shall include inter alia the following provisions which are provided as guidelines. It is understood that these provisions, their terms, time periods and related specifics represent goals which Phenomix shall use commercially reasonable efforts to impose on its sublicensee to meet or potentially exceed, but that these provisions may be subject to reasonable modification during negotiation in order to enable Phenomix to secure a sublicensee on commercially reasonable terms.

ROYALTY RELATED PROVISIONS.

“Net Sales” shall mean, the gross invoice price for Licensed Products sold by Licensee or its Affiliates to a third party customer less the reasonable and customary accrual-basis deductions from such gross amounts for: (i) normal and customary trade, cash and other discounts, allowances and credits actually allowed and taken directly with respect to sales of such Products; (ii) credits or allowances actually granted for damaged goods, returns or rejections of such Products; (iii) sales or similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed directly on the sales of such Products including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount, which are included in billing amount); (iv) charge back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; and (v) rebates (or equivalents thereof) that are granted to or charged by national, state, provincial or local governmental authorities in countries other than the United States; provided, however, that the aggregate of the foregoing deductions shall not exceed * * * percent (* * *%) of the gross invoice price to which such deductions relate. The transfer of Licensed Products by Licensee or one of its Affiliates to another Affiliate of Licensee shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by the Affiliate to its third party customer, less the deductions allowed under this Section. Every other commercial use or disposition of Licensed Products by Licensee or its Affiliates in barter or similar transactions, not including samples, shall be considered a sale of such Products at the weighted average Net Sales price for such Products during the preceding quarter.

If a Licensed Product is sold in bulk (as distinguished from packaged in pharmaceutical form) to a party other than a sublicensee for resale in packaged or finished form, Net Sales shall be calculated by determining the quantity of such Product in packaged pharmaceutical form that would reasonably be produced from the bulk quantity of such Product so sold, and by multiplying such quantity by the average price for such Product in packaged pharmaceutical form during the applicable royalty reporting period.

Within one hundred eighty (180) days following the end of each calendar year during the Term, Licensee shall determine the actual cash paid, allowances or credits issued and write-offs

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

taken related to its recorded gross sales in the Territory to third parties that occurred during such calendar year. In the event that the amount of such actual deductions is less than the amount of the deductions Licensee accrued in accordance with its accounting practices, then Licensee shall pay * * * percent (* * *%) of the difference between the actual deductions and the accrued deductions to Licensor within ten (10) days. In the event that the amount of such actual deductions is greater than the amount of the deductions Licensee accrued in accordance with its accounting practices, then Licensor shall refund * * * percent (* * *%) of the difference between the accrued deductions and the actual deductions to Licensee within ten (10) days.

If any Licensed Product shall be sold in any combination which, as a combination, would infringe any Valid Claim of the * * * Patent Rights, then the gross invoice price for purposes of computing Net Sales attributable to the sale of such combination shall be the entire gross invoice price of the combination.

If any Licensed Product shall be sold in a combination which, as a combination, would not infringe any Valid Claim of the * * * Patent Rights, then the gross invoice price for purposes of computing Net Sales shall be determined as follows:

1. If the Licensed Product is also sold by Licensee as a monotherapy, the gross invoice price in any such combination sale shall be deemed to be the peak wholesaler acquisition cost (“WAC”) unit price per strength (if applicable) of such Licensed Product billed by Licensee for such monotherapy as published in First Data Bank or any other nationally recognized third party pricing database. In absence of any available third party pricing databases, Licensee agrees to produce to Licensor its commercial pricing history.

2. If Licensee has not sold such Licensed Product as monotherapy, then the gross invoice price in such combination sale shall be the weighted average WAC price of all dipeptidyl peptidase-IV inhibitors used in monotherapies for type II diabetes or glucose lowering as shown in First Data Bank or any other nationally recognized third party pricing database as of the midpoint of the relevant quarter. The weighted average calculation will be based on total prescriptions (“TRx”) of all strengths and products within the relevant quarter as reported by IMS or any other nationally recognized third party prescription reporting database. If either or both third party databases (prescription and pricing) are no longer available, then all relevant parties agree to determine an appropriate method for calculation the portion of the gross invoice eligible for the royalty.

3. If there are no Licensed Products or other products being sold for any of the foregoing monotherapies, then the gross invoice price in connection with such combination sale shall be deemed to represent * * * percent (* * *%) of the gross invoice price of the combination in the relevant sale.

The gross invoice price for non-U.S. sales of Licensed Products sold in a combination which, as a combination, would not infringe any Valid Claim of the * * * Patent Rights will be determined using the methodology above, with the third party databases appropriate for the country of sale to be determined by the Licensor.

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

“Royalty Period” shall mean the period commencing with the First Commercial Sale and ending (unless sooner terminated) upon the expiration of the last to expire Valid Claim on a country-by-country basis.

Statements; Payments. Licensee shall, within three (3) months after each calendar quarter during the Royalty Period, and within three (3) months after the end of the Royalty Period, provide Licensor with a statement accounting for the Net Sales of Licensed Products by Licensee, its Affiliates for the immediately preceding calendar quarter or portion thereof, accompanied by payment of the full amount of royalties and other payments due under this Article XX for that period or portion thereof. Each such statement shall be certified by the Chief Financial Officer (or his designated agent) of Licensee as being true, correct and complete. All payments due hereunder shall be deemed received when funds are credited to Licensor’s account at a bank designated by Licensor for the purpose and shall be paid by check or wire transfer in the funds of a major industrialized country. Except as otherwise provided with Licensor’s approval in a sublicense agreement, the rate of exchange of local currencies to U.S. Dollars shall be at the rate of exchange prevailing at the Bank of America, N.A. (or such other bank in Boston, Massachusetts or New York, New York as Licensor may designate from time to time), for currencies of the amounts involved, as such rate is stated for the first business day after the end of the period with respect to which the fees and royalties are due.

Records; Audits. Licensee shall keep (and cause to be kept) and maintain complete and accurate records of the Net Sales by Licensee and its Affiliates in accordance with generally accepted accounting principles. Such records shall be accessible to independent certified public accountants, selected by Licensor and reasonably acceptable to Licensee, for audits conducted not more than once a year during the Royalty Period and for one year after the termination thereof, on reasonable notice and at any reasonable times during business hours, for the purpose of verifying Net Sales and any royalties or other payments due thereon. Such accountants shall disclose to Licensor only information relating to the accuracy of the records kept and the payments made, and shall be under a duty to keep confidential any other information obtained from such records. Licensee and its Affiliates shall not be required to retain such records for more than three (3) years after the close of any calendar quarter-year. No period shall be subject to audit under this Section more than once as to any entity being audited.

Substantial Underpayment. If any such audit reveals that the aggregate of fees and royalties paid during any calendar year was more than * * * percent (* * *%) less than the amount that should have been paid, then the reasonable expenses of the audit shall be borne by Licensee, which shall pay those expenses within thirty (30) days after demand therefor by Licensor accompanied by the accountants’ statement therefor.

Taxes. If any payments to Licensor are subject to deduction or withholding for any taxes or charges imposed by any government taxing authority, such payments shall be grossed-up to

* * * Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

provide Licensor the same amount after such deduction or withholding as it would have received without the imposition of such tax or charge. Licensor agrees to co-operate with Licensee to recover any such deductions or withholdings.

CONFIDENTIALITY PROVISIONS.

1. Limitations on Use, Disclosure. Licensee agrees to treat all Confidential Information disclosed to it by Licensor as confidential, and to use and disclose the same only for the purposes of making, having made, using, offering to sell and selling Licensed Products. Licensee agrees that it will exercise every reasonable precaution to prevent the disclosure of Confidential Information by any of its directors, officers, employees or agents to other parties, other than to Affiliates. Any Confidential Information disclosed to Affiliates shall be disclosed on the basis of and subject to the confidentiality provisions of this Agreement. Licensee agrees to limit the disclosure of the Confidential Information to individuals who have a need to know for the purpose of making or using Licensed Products and who have been instructed by Licensee on the terms of this Agreement and have agreed to comply with those terms both on behalf of their employers and as individuals. Licensee agrees to be responsible for all such compliance and failures thereof.

2. Cessation. Any information which is Confidential Information at the date of disclosure thereof to Licensee shall cease to be Confidential Information, and Licensee and its Affiliates shall be released from the provisions of Section 1 as to such information on the date that (a) through no act or omission on the part of Licensee or its Affiliates, such information was or thereafter becomes generally available to the public, (b) the same information is received by Licensee from an unrelated third party who has no obligation of confidentiality to Licensor, or (c) the same information is independently developed for Licensee by persons having no access to or knowledge of the Confidential Information. The royalties due to Licensor hereunder with respect to Net Sales shall not in any way be reduced or otherwise adversely affected by reason of any information ceasing to be Confidential Information or failing to have the characteristics of Confidential Information as defined herein.

3. Time Limit. The provisions of this Article shall continue to apply to any information which is Confidential Information for so long as it shall remain such, notwithstanding any termination of this Agreement or the License or expiration of the License Period, provided, however, that the obligations of confidentiality under this Article shall in any event expire and cease to exist five (5) years after the date hereof.

WARRANTY DISCLAIMERS.

Licensor Disclaimer. LICENSOR, ITS LICENSORS AND THE OWNER OF THE LICENSED PATENTS MAKE NO REPRESENTATIONS, EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PURPOSE), AND ASSUME NO RESPONSIBILITIES WHATSOEVER, WITH RESPECT TO THE LICENSED PATENT RIGHTS OR THE USE THEREOF, OR THE MANUFACTURE, POSSESSION, USE, MARKETING, SALE, OR OTHER DISPOSITION BY LICENSOR, LICENSEE, OR ANYONE ELSE INCLUDING ANY LICENSED PATENT OWNER, OF LICENSED

PRODUCT(S) OR ANY OTHER PRODUCTS OR SERVICES (INCLUDING, WITHOUT LIMITATION, PRODUCTS MADE BY LICENSOR, AND SERVICES RENDERED BY LICENSOR, THAT ARE OR WERE FURNISHED TO LICENSEE AT ANY TIME BEFORE, ON, OR AFTER THE DATE HEREOF), EXCEPT ONLY AS EXPRESSLY STATED BELOW IN THIS ARTICLE. Without limitation of the foregoing generality, nothing contained herein or in any disclosure of the Licensed Patent Rights made by or on behalf of Licensor shall be construed as extending any representation or warranty with respect to the Licensed Patent Rights or Licensed Products or the results to be obtained by the use of the Licensed Patent Rights or any Licensed Products or that anything made, used, or sold by use of the Licensed Patent Rights or any part thereof, alone or in combination, will be free from infringement of patents or other rights of third parties. LICENSOR, ITS LICENSORS AND THE OWNERS OF THE LICENSED PATENTS SHALL NOT BE LIABLE TO LICENSEE, ITS AFFILIATES, OR ANY OTHER PARTY, REGARDLESS OF THE FORM OR THEORY OF ACTION (WHETHER CONTRACT, TORT, INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER EXTRAORDINARY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE LICENSED PATENT RIGHTS, THE LICENSED PRODUCTS, OR ANY PRODUCTS OR SERVICES FURNISHED OR NOT FURNISHED BY LICENSOR, ANY OF ITS LICENSORS AND ANY OWNER OF A LICENSED PATENT, EVEN IF LICENSOR, ANY SUCH LICENSOR AND SUCH PATENT OWNER HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

Licensee agrees that all warranties, if any, in connection with the use, sale or other disposition of any Licensed Products (or any products made by Licensor or any other Licensed Patent owner and furnished at any time to Licensee) by Licensee or its Affiliates will be made by them and will not directly or impliedly obligate Licensor or any other owner of any Licensed Patent.

TERMINATION:

1. Termination by Licensee. Licensee may terminate the entire License granted hereunder or may terminate with respect to any patent or patent application in Licensed Patent Rights by giving Licensor ninety (90) days written notice thereof. Upon termination, Licensee shall provide Licensor with a final written report and any royalties incurred as of the termination date shall become immediately due.

2. Events. The License granted hereunder may be terminated by Licensor pursuant to one of the following subsections:

(a) Payment Default. If Licensee shall fail after thirty (30) days written notice from Licensor to pay to Licensor any royalties or other payments due and payable hereunder, Licensor may terminate the License and Licensor’s obligations hereunder by written notice to Licensee.

(b) Material Default. If Licensee shall fail in any material way to perform any other agreement required to be performed by Licensee under this Agreement, or if any Affiliate shall be in material breach of any conditions or obligations affecting Licensor and compliance with which Licensee is responsible for hereunder, or if any representation or warranty of Licensee contained in this Agreement shall prove to have been inaccurate or misleading in any material way when made (referred to collectively and individually as a “material default”), and Licensee has not cured such material default within sixty (60) days after Licensor has given it written notice thereof then, without limitation of and in addition to any and all other rights and remedies available to Licensor with respect to such material default, Licensor may terminate the License and Licensor’s obligations hereunder by written notice to Licensee.

If Licensee can demonstrate to Licensor’s reasonable satisfaction that any such material default is not curable within such sixty (60) day period, Licensor shall grant Licensee a reasonable extension to the cure period, provided that Licensee demonstrates diligent efforts to cure any such material default.

3. Effects. Upon termination of the License for any reason, nothing herein shall be construed to release Licensee from any obligations hereunder, but all rights of Licensee and its Affiliates to make, use, or sell, and to have made, used or sold, Licensed Products, or to practice and use the Licensed Patent Rights shall cease immediately, except that Licensee and its Affiliates may after the effective date of such termination sell all Licensed Products that they may have on hand at the date of termination, and may complete manufacture of Licensed Products then in the process of manufacture and sell them, provided that they pay all royalties due thereon with respect to Net Sales, as provided in this Agreement.

NON-USE OF NAMES.

Licensee agrees that it will not use the name of Licensor or of any other owner or licensor of any Licensed Patent (collectively a “Protected Person” hereunder) or any variant of a Protected Person’s name, or use any insignia of any Protected Person, or identify a Protected Person as a party to this Agreement, or as a participant in inventing the inventions within the Licensed Patent Rights in any form of publicity or disclosure, including, without limitation, in any advertising or promotional sales literature, without the prior express written consent of such Protected Person, which consent may be withheld or withdrawn by such Protected Person in its complete and uncontrolled discretion for any reason whatsoever and at any time or times. However, notwithstanding the foregoing, no Protected Person shall make any objection to Licensee’s making such other disclosures as in the reasonable opinion of legal counsel to Licensee are required as a matter of law, regulation or practice and such general descriptions of this Agreement as may be desired by Licensee for purposes of obtaining financing (including grants from governmental authorities) or as may be reasonably determined by Licensee to be necessary for the conduct of its business (other than in connection with advertising or sales promotion). Licensee shall impose and enforce the requirements of this Article on its Affiliates.

SCHEDULE I

* * *

Patent/Application	Territory	Status	Grant Date	Expiry Date
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2016
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	April 24, 2017
***	***	***	***	Filing Date: April 24, 1997

* * *	Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission. A total of five out of seven pages have been redacted in Schedule 1.